ZIM CORPORATION ANNOUNCES FINANCIAL RESULTS FOR THE SECOND QUARTER OF FISCAL 2006

Ottawa, Canada – November 11, 2005 - ZIM Corporation (OTCBB: ZIMCF), a global mobile service provider, aggregator and application developer for the SMS (Short Message Service) market, today announced its results for the three and six months ended September 30, 2005. All figures presented are calculated in accordance with generally accepted accounting principles (GAAP) in the United States and presented in US dollars.

Revenue for the second quarter was $2,172,864, a decrease compared with revenue of $3,227,000 in the second quarter of last fiscal year. SMS revenue was $1,863,744, a decrease from $2,913,871 for the same period last year. SMS revenues in the last fiscal year were due to higher levels of messaging traffic from a significant customer. Net loss in the quarter was $368,720, as compared with $535,014 in the second quarter of last fiscal year. The improved net loss is a result of significant improvements in cost management and the elimination of the amortization of the intangible assets acquired in the EPL acquisition.

Revenue for the first six months of fiscal year 2006, ended September 30, 2005, was $4,746,173, a slight increase compared with revenue of $4,705,716 for the first six months of the last fiscal year. Net loss for the first six months of this fiscal year was $565,601 or $0.009 per share as compared to a net loss of $1,527,219 or $0.027 per share in the first six months of last fiscal year.

“Although ZIM’s revenue for the second quarter is down from the prior year, we continued our move towards profitability” said Mike Cowpland, president and chief executive officer of ZIM. “We added to our customer base during the quarter and we are now focused on continued improvements in scalability, reliability and performance of our platform and geographical expansion.”

ZIM had cash of $511,311 at September 30, 2005 as compared to $737,888 at March 31, 2005. Cash used in operations for the six months ended September 30, 2005 was $234,973. Cash provided from operations for the three months ended September 30, 2005 was $273,599.

During the quarter, ZIM arranged for Dr. Cowpland, ZIM’s chief executive officer, to provide an unsecured revolving line of credit to ZIM of up to $500,000 CDN and bearing interest at the same rate as charged by the Company’s principal banker from time to time. There is currently no balance owing on this line of credit.

About ZIM

ZIM is a leading mobile service provider, aggregator and application developer for the global SMS market. ZIM's products include mobile e-mail and office tools, such as ZIM SMS Chat, and its message delivery services include Bulk SMS, Premium SMS and Location Based Services (LBS). ZIM is also a provider of enterprise-class software and tools for designing, developing and manipulating database systems and applications. Through its two-way SMS expertise and mobile-enabling technologies, ZIM bridges the gap between data and mobility. For more information on ZIM and its customers, partners and products, visit: www.zim.biz.

For more information:

Jennifer North

Chief Financial Officer

ZIM Corporation

Phone: 1 613.727.1397 ext. 121

E-mail: jnorth@zim.biz